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                                                                Exhibit 10.14.28

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                                     [LOGO]

                                U.S. $100,000,000

                           LETTER OF CREDIT AGREEMENT

                                   dated as of

                                December 17, 1999

                                     Between

               XL INSURANCE LTD AND XL MID OCEAN REINSURANCE LTD,

                                  as Applicants

                                       and

                            THE CHASE MANHATTAN BANK,

                                  Issuing Bank

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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   Definitions

SECTION 1.01. Defined Terms...............................................     1
SECTION 1.03. Terms Generally ............................................     1
SECTION 1.04. Accounting Terms; GAAP......................................     4

                                   ARTICLE II

                              The Letters of Credit

SECTION 2.01. Commitment..................................................     5
SECTION 2.02. Notice of Issuance, Amendment, Renewal,
               Extension; Certain Conditions..............................     5
SECTION 2.03. Termination and Reduction of Commitments....................     7
SECTION 2.04. Fees........................................................     7
SECTION 2.05. Interest....................................................     8
SECTION 2.06. Increased Costs.............................................     8
SECTION 2.07  Taxes.......................................................     9
SECTION 2.08. Payments Generally..........................................    10

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01. Representations and Warranties..............................    10

                                   ARTICLE IV

                                   Conditions

SECTION 4.01. Effective Date..............................................    11
SECTION 4.02. Each Credit Event...........................................    11

                                    ARTICLE V

                                    Covenants

SECTION 5.01. Covenants...................................................    12

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                                   ARTICLE VI

                                 Events of Default........................    12

                                   ARTICLE VII

                                  Miscellaneous

SECTION 7.01. Notices.....................................................    14
SECTION 7.02. Waivers; Amendments.........................................    14
SECTION 7.03. Expenses; Indemnity; Damage Waiver..........................    14
SECTION 7.04. Successors and Assigns......................................    15
SECTION 7.05. Survival....................................................    16
SECTION 7.06. Counterparts; Integration; Effectiveness....................    16
SECTION 7.07. Severability................................................    17
SECTION 7.08. Right of Setoff.............................................    17
SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process..    17
SECTION 7.10. WAIVER OF JURY TRIAL........................................    18
SECTION 7.11. Headings....................................................    18
SECTION 7.12. Confidentiality.............................................    18


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      LETTER OF CREDIT AGREEMENT dated as of December 17, 1999, among XL
INSURANCE LTD ("XL Insurance"), a Bermuda limited liability corporation, and XL MID OCEAN REINSURANCE LTD ("XL Mid Ocean"), a Bermuda limited liability corporation (XL Mid Ocean, together with XL Insurance, the "Applicants"), and THE CHASE MANHATTAN BANK, as Issuing Bank (as defined herein).

      The parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

      SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

      "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

      "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Rate, respectively.

      "Application" has the meaning assigned to it in Section 2.02 hereof.

      "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by the Federal Deposit Insurance Corporation of time deposits made in dollars at the offices of such member in the United States.

      "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitment.

      "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

      "Basic Documents" means this Agreement and any Application.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

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      "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Official Body after the date of this Agreement or (c) compliance by the Issuing Bank or the Issuing Bank (or, for purposes of Section 2.06(b), by any lending office of the Issuing Bank or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Official Body made or issued after the date of this Agreement.

      "Commitment" means the commitment of the Issuing Bank to issue Letters of Credit, as such commitment may be (a) reduced from time to time pursuant to
Section 2.03 and (b) reduced or increased from time to time pursuant to assignments by the Issuing Bank pursuant to Section 7.04. The initial amount of the Issuing Bank's Commitment is $100,000,000.

      "Commitment Termination Date" means December 16, 2000.

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

      "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

      "dollars" or "$" refers to lawful money of the United States of America.

      "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 7.02).

      "Events of Default" has the meaning assigned to such term in Article VI.

      "Excluded Taxes" means, with respect to the Issuing Bank, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which the Issuing Bank is organized or in which its principal office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Applicants are located.

      "Existing Revolver" means that certain $500,000,000 Short Term Revolving Credit Agreement dated as of June 30, 1999 among the Applicants, XL Capital Ltd, the Banks party thereto, Mellon Bank, N. A., as Administrative Agent, and the Issuing Bank, as Syndication Agent, as in effect on the date hereof.

      "Federal Funds Rate" means, with respect to any amount, the rate per annum at which U. S. Dollar deposits with an overnight maturity and in a comparable amount are offered by the Bank in the Federal funds market at approximately 2:00 p.m. New York City time.

      "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of an Applicant.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "Indemnified Taxes" means Taxes other than Excluded Taxes.


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      "Indemnitee" has the meaning ascribed to such term in Section 7.03(b).

      "Issuing Bank" means The Chase Manhattan Bank. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

      "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

      "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicants at such time.

      "Letter of Credit" means any standby or commercial letter of credit issued pursuant to this Agreement.

      "Material Adverse Effect" means, with respect to an Applicant, a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of such Applicant and its Subsidiaries taken as a whole,
(b) the ability of such Applicant to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Issuing Banks under the Basic Documents.

      "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

      "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

      "Participant " has the meaning ascribed to such term in Section 7.04(c).

      "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

      "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "SAP" means, as to each Applicant, the statutory accounting practices prescribed or permitted by the relevant Official Body for such Applicant's domicile for the preparation of such Applicant's financial statements and other default reports by insurance corporations of the same type as such Applicant in effect on the date such statements or reports are to be prepared.


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      "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "Subsidiary" means any subsidiary of an Applicant.

      "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Official Body.

      "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System of the United States of America through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of such Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Issuing Bank from three negotiable certificate of deposit dealers of recognized standing selected by it.

      "Transactions" means the execution, delivery and performance by the Applicants of this Agreement and the issuance of Letters of Credit hereunder.

      SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

      SECTION 1.03. Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, as the context requires, in accordance with GAAP or SAP, as the context may require, as in effect from time to time; provided that, if the Applicants notify the Issuing Bank that the Applicants request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Issuing Bank notifies the Applicants that the Issuing Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the


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application thereof, then such provision shall be interpreted on the basis of
GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

                                   ARTICLE II

                              The Letters of Credit

      SECTION 2.01. Commitment. Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue (or extend, modify or amend) Letters of Credit for the accounts of the Applicants from time to time during the Availability Period in an aggregate principal amount not to exceed the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Applicants may reduce or cancel Letters of Credit or request the renewal of Letters of Credit or the issuance of new Letters of Credit. The Letters of Credit shall be used for general corporate purposes.

      SECTION 2.02. Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. (a) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Applicant shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance (which shall be a Business Day), amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (b) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. An Applicant also shall submit a letter of credit application (an "Application") on the Issuing Bank's standard form in connection with any request for a Letter of Credit; provided that in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Applicant shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed the Commitment.

      (b) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Commitment Termination Date.

      (c) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicant thereof shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Applicant shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Applicant prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Applicant receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that


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such Applicant receives such notice, if such notice is not received prior to such time on the day of receipt.

      (d) Obligations Absolute. The Applicants' obligations to reimburse LC Disbursements as provided in paragraph (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank in good faith under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, an Applicant's obligations hereunder. Neither the Issuing Bank, nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicants to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicants to the extent permitted by applicable law) suffered by the Applicants that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

      (e) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the relevant Applicant by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Applicant of its obligation to reimburse the Issuing Bank with respect to any such LC Disbursement.

      (g) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the relevant Applicant shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Applicant reimburses such LC Disbursement, at the Alternative Base Rate; provided that, if such Applicant fails to reimburse such LC Disbursement when due pursuant to paragraph (c) of this Section, then Section 2.05 shall apply.


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      (h) Cash Collateralization. If any Event of Default shall occur and be continuing, then on or prior to the Business Day following the Business Day on which the Applicants receive notice from the Issuing Bank demanding the deposit of cash collateral pursuant to this paragraph, the Applicants shall deposit in an account with the Issuing Bank an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Applicants described in clause (e) of Article VI. Such deposit shall be held by the Issuing Bank as collateral for the payment and performance of the obligations of the Applicants under this Agreement. The Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Issuing Bank and at the Applicants' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Issuing Bank to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Applicants for the LC Exposure at such time. If the Applicants are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, including interest or any profits thereon, if any, (to the extent not applied as aforesaid) shall be returned to the Applicants within three Business Days after all Events of Default have been cured or waived.

      SECTION 2.03. Termination and Reduction of Commitment. (a) Unless previously terminated, the Commitment shall terminate on the Commitment Termination Date.

      (b) The Applicants may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Applicants shall not terminate or reduce the Commitment if the sum of the LC Exposure would exceed the Commitment.

      (c) The Applicants shall notify the Issuing Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.

      SECTION 2.04. Fees. (a) The Applicants jointly and severally agree to pay to the Issuing Bank a facility fee, which shall accrue at a rate per annum equal to 0.07% on the daily amount of the Commitment (used or unused) of the Issuing Bank during the period from and including the Effective Date to but excluding the date on which the Commitment terminates. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      (b) Each Applicant agrees to pay to the Issuing Bank a commission with respect to each Letter of Credit issued for its account, which shall accrue at the a rate per annum equal to 0.35% on the average daily amount of the Issuing Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Commitment terminates and the date on which the Issuing Bank ceases to have any LC Exposure, as well as the Issuing Bank's standard reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of


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drawings thereunder. Commissions accrued through and including the last day of
March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. Commissions shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

      SECTION 2.05. Interest. If any principal of or interest on any LC Disbursement or any fee or other amount payable by the Applicants hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Alternative Base Rate and be payable upon demand. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      SECTION 2.06. Increased Costs. (a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Issuing Bank, and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Applicants jointly and severally agree to pay to the Issuing Bank on demand such additional amount or amounts as will compensate the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

      (b) If the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Issuing Bank's capital or on the capital of the Issuing Bank's holding company, if any, as a consequence of this Agreement, or the Letters of Credit issued by the Issuing Bank, to a level below that which the Issuing Bank or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank's policies and the policies of the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Applicants jointly and severally agree to pay to the Issuing Bank on demand such additional amount or amounts as will compensate the Issuing Bank or the Issuing Bank's holding company for any such reduction suffered.

      (c) A certificate of the Issuing Bank setting forth the amount or amounts determined in good faith as necessary to compensate the Issuing Bank or its holding company, as specified in paragraph (a) or (b) of this Section, and containing a reasonable description of the facts and circumstances regarding the demand shall be delivered to the Applicants and shall be conclusive absent manifest error. The Applicants shall pay the Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

      (d) Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Issuing Bank's right to demand such compensation; provided


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that the Applicants shall not be required to compensate the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Issuing Bank notifies the Applicants of the Change in Law giving rise to such increased costs or reductions and of the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

      SECTION 2.07. Taxes. (a) Subject to the immediately succeeding sentence, any and all payments by or on account of any obligation of any Applicant hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes imposed by Bermuda or any other jurisdiction in which such Applicant conducts its business; provided that if such Applicant shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Applicant shall make such deductions and (iii) such Applicant shall pay the full amount deducted to the relevant Official Body in accordance with applicable law. No additional sums will be payable pursuant to the immediately preceding sentence by an Applicant hereunder to the Issuing Bank with respect to any Indemnified Tax or Other Tax which would not have been imposed, payable or due:
(i) but for the existence of any present or former connection between the Issuing Bank and Bermuda or any other jurisdiction in which such Applicant conducts its business (including, without limitation, the Issuing Bank being or having or maintaining or having maintained a permanent establishment or being or having been engaged in business in, Bermuda or any other jurisdiction in which such Applicant conducts its business); or (ii) but for the failure of the Issuing Bank to promptly comply with a request by the Applicant to satisfy any certification, identification or other reporting requirements, whether imposed by statute, treaty, regulation or administrative practices, concerning nationality, residence or connection with any applicable taxing jurisdiction. The obligation to pay additional sums in respect of Indemnified Taxes or Other Taxes shall not apply to any Tax which is payable otherwise than by deduction or withholding.

      (b) If the Issuing Bank determines in its sole discretion in good faith that it has received a refund in respect of any Indemnified Taxes as to which it has been idemnified by an Applicant, or with respect to which an Applicant has paid additional amounts pursuant to this Section 2.07, the Issuing Bank shall promptly after the date of such receipt pay over the amount of such refund to such Applicant (but only to the extent of indemnity payments made, or additional amounts paid, by such Applicant under this Section 2.07 with respect to Indemnified Taxes giving rise to such refund and only to the extent that the Issuing Bank has determined that the amount of any such refund is directly attributable to payments made under this Agreement), net of all reasonable expenses of the Issuing Bank (including additional Indemnified Taxes attributable to such refund, as determined by the Issuing Bank) and without interest (other than interest, if any, paid by the relevant Official Body with respect to such refund). An Applicant receiving any such payment from the Issuing Bank shall, upon demand, pay to the Issuing Bank any amount paid over to such Applicant by the Issuing Bank (plus penalties, interest or other charges) in the event the Issuing Bank is required to repay any portion of such refund to such Official Body. Nothing in the Section 2.07 shall entitle an Applicant to have access to the records of the Issuing Bank including, without limitation, tax returns.

      (c) In addition, each Applicant shall pay any Other Taxes to the relevant Official Body in accordance with applicable law.

      (d) Each Applicant shall indemnify the Issuing Bank, promptly after receipt of written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Issuing Bank on to the relevant Official Body in accordance with applicable law or with respect to any payment by or on account of any obligation of such Applicant hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.07) and any penalties and interest arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to an Applicant by the Issuing Bank shall be conclusive absent manifest error.

      (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Applicant or by the Issuing Bank, as the case may be, to an Official Body, such Applicant or Issuing Bank shall deliver to the other party hereto the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other reasonable evidence of such payment.

      SECTION 2.08. Payments Generally. (a) The Applicants shall make each payment required to be made by them hereunder prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Bank at its offices at 270 Park Avenue, New York, New York 10017. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

      (b) If at any time insufficient funds are received by and available to the Issuing Bank to pay fully all amounts of unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of unreimbursed LC Disbursements then due hereunder.

                                   ARTICLE III

                         Representations and Warranties

      Section 3.01. Representations and Warranties. Each Applicant represents and warrants that each of the representations and warranties contained in
Article III of the Existing Revolver, which provisions, together with the related definitions, as in effect on the date hereof are hereby incorporated in this Section 3.01 by reference (mutatis mutandis) for the benefit of the Issuing Bank and shall continue for the purposes of this Agreement regardless of the termination of the Existing Revolver or the Issuing Bank's participation therein, or any amendment of, or consent to any deviation from or other modification of, the Existing Revolver; provided that for the purposes of this
Section 3.01 references in Article III of the Existing Revolver to (a) the "Borrower" shall be deemed to be references to each Applicant hereunder, (b) "this Agreement", the "Loan Documents," the "Notes" and "hereunder" or other words of similar import shall be deemed to be references to this Agreement and any other Basic Document, (c) the "Administrative Agent," "any Agent" and the "Banks" shall be deemed to be references to the Issuing Bank, (d) "borrowing" shall be deemed to be references to the Letters of Credit and (e) "Closing Date" shall be deemed to be a reference to the Effective Date; provided further that for the purposes of this Section 3.01, references in Section 3.01 of the Existing Revolver to Schedule 3.01 shall be disregarded.

                                   ARTICLE IV

                                   Conditions

      SECTION 4.01. Effective Date. The obligation of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 7.02):

      (a) The Issuing Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Issuing Bank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

      (b) The Issuing Bank shall have received a favorable written opinion(s) (addressed to the Issuing Bank and dated the Effective Date) of counsel for the Applicants, in form and substance satisfactory to the Issuing Bank and covering such other matters relating to the Applicants, this Agreement or the Transactions as the Issuing Bank may reasonably request. The Applicants hereby request such counsel to deliver such opinion.

      (c) The Issuing Bank shall have received such documents and certificates as the Issuing Bank or its counsel may reasonably request relating to the organization, existence and good standing of each Applicant, the authorization of the Transactions and any other legal matters relating to such Applicant, this Agreement or the Transactions, all in form and substance satisfactory to the Issuing Bank and its counsel.

      (d) The Issuing Bank shall have received a certificate, dated the Effective Date and signed by the President, any Vice President or the Financial Officer of each Applicant, confirming compliance as of the Effective Date with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

      (e) The Issuing Bank shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Applicants hereunder.

The Issuing Bank shall notify the Applicants promptly of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligation of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., New York City time, on December 31, 1999 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

      SECTION 4.02. Each Credit Event. The obligation of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

      (a) The representations and warranties of the Applicants set forth in this Agreement shall be true and correct on and as of the date of the date of issuance, amendment, renewal or extension of such Letter of Credit.

      (b) At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Unless the Issuing Bank receives notice from the applicable Applicant to the contrary before any such issuance, amendment, renewal or extension is made, each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Applicants on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                    ARTICLE V

                                    Covenants

      Section 5.01. Covenants. So long as any amount owing under this Agreement shall remain unpaid, the Issuing Bank shall have any Commitment thereunder, or any Letter of Credit shall remain outstanding, the Applicants shall comply with and be bound by each of the covenants applicable to them contained in Articles V and VI of the Existing Revolver, which provisions, together with the related definitions, as in effect on the date hereof are hereby incorporated in this
Section 5.01 by reference (mutatis mutandis) for the benefit of the Issuing Bank and shall continue for the purposes of this Agreement regardless of the termination of the Existing Revolver or the Issuing Bank's participation therein, or any amendment of, or consent to any deviation from or other modification of, the Existing Revolver; provided that for the purposes of this
Section 5.01 references in Articles V and VI of the Existing Revolver to (a) the "Borrower" shall be deemed to be references to each Applicant hereunder, (b) the "Required Banks," the, each or any "Bank," "Agent," or the "Administrative Agent" shall be deemed to be references to the Issuing Bank hereunder, (c) "this Agreement" or "hereunder" or other words of similar import shall be deemed to be references to this Agreement and any other Basic Documents, (d) the "Loans" or the "Notes" shall be deemed to be references to the Letters of Credit and (e) "Event of Default" and "Potential Default" shall be deemed to be references to an Event of Default and Default, respectively.

                                   ARTICLE VI

                                Events of Default

      If any of the following events ("Events of Default") shall occur:

      (a) any Applicant shall fail to pay any principal of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable;

      (b) any Applicant shall fail to pay any interest, fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days from the due date thereof;

      (c) any representation or warranty made or deemed made by or on behalf of any Applicant in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading when made or deemed made in any material respect;

      (d) any Applicant shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.01 hereof, or (ii) any other term, covenant or agreement contained in this Agreement or incorporated herein by reference on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty days after written notice thereof shall have been given to the Applicants by the Issuing Bank;

      (e) any Applicant or any of its Subsidiaries shall fail to pay any principal of or premium or interest on or any other obligation for borrowed money in a principal amount of at least $10,000,000 in the aggregate or any obligation for borrowed money under the Existing Revolver or the Revolving Credit Agreement dated as of June 6, 1997, as amended, to which each Applicant is party, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such borrowed money obligations or the Existing Revolver or such Revolving Credit Agreement; or any other event shall occur or condition shall exist under an agreement or instrument relating to any obligation for borrowed money in the principal amount of $10,000,000 or more or contained in the Existing Revolver or such Revolving Credit Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument, the Existing Revolver or such Revolving Credit Agreement if the effect of such event or condition is to accelerate, or to permit the acceleration of, the scheduled maturity of any such obligations; or any such obligations shall be declared due and payable, or required to be prepaid (other than by scheduled required prepayment), prior to the stated maturity thereof;

      (f) any Applicant shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Applicant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Applicant (but not instituted by any Applicant), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, any Applicant or for any substantial part of its property) shall occur;

      (g) XL Capital Ltd. shall cease to own, beneficially and of record, directly or indirectly, all of the outstanding voting shares of capital stock either Applicant, except for nominal number of shares owned by nominee shareholders required by the Bermuda Companies Law;

      (h) any judgment or order for the prepayment of money in excess of $50,000,000 in the aggregate shall be rendered against any Applicant and such judgment or order shall remain undischarged or uncontested or appealed in good faith for a period of 30 consecutive days;

      (i) a Change of Control (as defined in the Existing Revolver) shall occur;

then, and in every such event (other than an event with respect to any Applicant described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Issuing Bank may by notice to the Applicants, take either or both of the following actions, at the same or different times:
(i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare all fees and other obligations of the Applicants accrued hereunder to be due and payable, and thereupon all such fees and other obligations shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicants; and in case of any event with respect to the Applicants described in clause (f) of this Article, the Commitment shall automatically terminate and all fees and other obligations of the Applicants accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicants.

                                   ARTICLE VII

                                  Miscellaneous

      SECTION 7.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

      (a) if to XL Insurance, to it at Cumberland House, One Victoria Street, P.O. Box HM 2245, Hamilton, HMJX Bermuda, Attention of William Robbie (Telecopy No. (441) 292-8618, with a copy to Paul Giordano, Esq. at the same address and telecopy number);

      (b) if to XL Mid Ocean, to it at Cumberland House, One Victoria Street, P.O. Box HM 2245, Hamilton, HMJX Bermuda, Attention of William Robbie (Telecopy No. (441) 292-8618, with a copy to Paul Giordano, Esq. at the same address and telecopy number);

      (b) if to the Issuing Bank, to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Donald Rands (Telephone No. (212) 270-5528; Telecopy No. (212) 270-1001), with a copy to Daniel Serrao, Chase Securities Inc. 270 Park Avenue, New York, New York 10017 (Telephone No. (212) 270-6565; Telecopy No. (212) 270-1001);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

      SECTION 7.02. Waivers; Amendments. (a) No failure or delay by the Issuing Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Bank hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Applicants therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Issuing Bank may have had notice or knowledge of such Default at the time.

      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Applicants and the Issuing Bank.

      SECTION 7.03. Expenses; Indemnity; Damage Waiver. (a) The Applicants jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Issuing Bank and its

Affiliates, including the reasonable fees (or internal cost allocations, in the case of internal legal counsel for the Issuing Bank), charges and disbursements of counsel for the Issuing Bank, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
(iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Issuing Bank in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

      (b) The Applicants jointly and severally agree to indemnify the Issuing Bank and each Related Party of the Issuing Bank (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

      (c) To the extent permitted by applicable law, the Applicants shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Letter of Credit or the use of the proceeds thereof.

      (d) All amounts due under this Section shall be payable promptly after written demand therefor.

      SECTION 7.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Applicant may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuing Bank (and any attempted assignment or transfer by such Applicant without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) The Issuing Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or LC Exposure); provided that, except in the case of an assignment to an Affiliate of the Issuing Bank, the Applicants must give their prior written consents to such assignment (which consents shall not be unreasonably withheld).

      (c) The Issuing Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, without the consent of the Applicants, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Issuing Bank's rights and obligations under this Agreement (including all or a portion of its Commitment and the LC Exposure owing to it); provided that (i) the Issuing Bank's obligations under this Agreement shall remain unchanged, (ii) the Issuing Bank shall remain solely responsible to the Applicants for the performance of such obligations and (iii) the Applicants shall continue to deal solely and directly with the Issuing Bank in connection with the Issuing Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Issuing Bank sells such a participation shall provide that the Issuing Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Issuing Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 7.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Applicants agree that each Participant shall be entitled to the benefits of Sections 2.06 and 2.07 to the same extent as if it were the Issuing Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.08 as though it were the Issuing Bank.

      (d) A Participant shall not be entitled to receive any greater payment under Section 2.06 or 2.07 than the Issuing Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Applicants' prior written consents.

      (e) The Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Issuing Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Issuing Bank as a party hereto.

      SECTION 7.05. Survival. All covenants, agreements, representations and warranties made by the Applicants herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit, and shall continue in full force and effect as long as any amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.06 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

      SECTION 7.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Issuing Bank and when the Issuing Bank shall have received counterparts hereof which, when taken together, bear the signature of the Applicants, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

      SECTION 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

      SECTION 7.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Issuing Bank or such Affiliate to or for the credit or the account of any Applicant against any of and all the obligations of such Applicant now or hereafter existing under this Agreement held by the Issuing Bank, irrespective of whether or not the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which the Issuing Bank may have.

      SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      (b) Each Applicant hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against any Applicant or its properties in the courts of any jurisdiction.

      (c) Each Applicant hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (d) Each Applicant irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      SECTION 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

      SECTION 7.12. Confidentiality. The Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Applicant or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Issuing Bank on a nonconfidential basis from a source other than an Applicant. For the purposes of this Section, "Information" means all information received from any Applicant relating to such Applicant or its business, other than any such information that is available to the Issuing Bank on a nonconfidential basis prior to disclosure by such Applicant; provided that, in the case of information received from such Applicant after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of

Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                         XL INSURANCE LTD

                                         By: /s/ Christopher Coelho
                                             -----------------------------------
                                         Name: Christopher Coelho
                                         Title: Chief Financial Officer


                                         XL MID OCEAN REINSURANCE LTD

                                         By: /s/ Henry C.V. Keeling
                                             -----------------------------------
                                         Name: Henry C.V. Keeling
                                         Title: President & Chief Executive
                                                Officer


                                         THE CHASE MANHATTAN BANK

                                         By: /s/ Donald Rands
                                             -----------------------------------
                                         Name: Donald Rands
                                         Title: Vice President